Exhibit 99.3
Casa Munras Limited Partners, L.P.
8885 Rio San Diego Drive, Suite 220
San Diego, CA 92108
November 15, 2005
Casa Munras Hotel, LLC
770 Tamalpais Drive, Suite 320
Corte Madera, California 94925
Attention:	Karl K. Hoagland III/Dennis Markus

Re:	Letter Agreement Amending Purchase Agreement as to Closing Dates
Gentlemen:
     This letter of acknowledgement, agreement and amendment refers to that certain Purchase Agreement dated August 11, 2005 (the “Original Agreement”) among Casa Munras Limited Partners, L.P. (the “Partnership” or “Seller”), Casa Munras Hotel, LLC (“Buyer”) and certain other parties, as amended by the First Amendment dated November 9, 2005 (the “First Amendment”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Original Agreement and First Amendment, as appropriate.
     The Seller and the Buyer in the First Amendment agreed, among other things, that on written notice by Seller to Buyer of Seller’s readiness to close the sale of the Hotel, Buyer would be required to deposit the balance of the Purchase Price into escrow with the Title Company within two (2) business days. Thereafter, Buyer would have no right to a refund of the deposit of such balance of the Purchase Price unless Seller failed to close by the Closing Date. In the First Amendment, the Closing Date was established as the 4th business day after the Buyer’s deposit.
     Notwithstanding the foregoing, the Buyer and Seller desire to and have agreed to accelerate the Closing as provided herein. By virtue of this letter agreement, Seller is hereby deemed to have given written notice to Buyer of Seller’s readiness to close in accordance with the First Amendment as of the date first written above. Buyer has agreed to cause the deposit of the balance of the Purchase Price into the escrow with the Title Company in immediately available funds on Tuesday, November 15, 2005, and, provided that Title Company receives the balance of the Purchase Price (approximately $13,400,000) and such deposit is confirmed to Seller by the Title Company, then the Closing Date shall be Friday, November 18, 2005, subject to the remaining provisions of the Original Agreement and the First Amendment. Buyer shall not be in breach of any provision hereunder, under the Original Agreement, or under the First Amendment if Title Company fails to receive the balance of the Purchase Price on November 15, 2005 (Buyer only being in breach if Title Company fails to receive the balance of the Purchase Price by November 25, 2005). If Title Company receives such balance of the Purchase Price after November 15, 2005, but on or before November 25, 2005, then the Closing Date shall be

Casa Munras Hotel, LLC
November 15, 2005

November 30, 2005. Seller shall not be in breach of any provision hereunder, under the Original Agreement, or under the First Amendment for any delay of the Closing as a result of a delay in the defeasance of Seller’s loan due to the failure of Title Company to receive the balance of the Purchase Price on or before November 25, 2005 or for any reason described in Section 1 of the First Amendment. Every other provision of the Original Agreement as amended by the First Amendment will continue unchanged and in full force and effect.
     This letter agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to that State’s choice of law rules. No modification, amendment or waiver of any provision of this letter agreement, or the Original Agreement or the First Amendment, or consent to any departure therefrom shall be effective unless the same shall be in writing, signed by the party against whom enforcement is sought, and then such waiver or consent shall only be effective in the specific instance, and for the purpose for which given. This letter agreement may be executed in counterparts, each of which, when so executed and delivered, shall be an original, but which together constitute one and the same instrument. The parties each agree that facsimile signatures of this letter agreement will be deemed a valid and binding execution of it.
SIGNATURES ON FOLLOWING PAGE

Casa Munras Hotel, LLC
November 15, 2005

     If this letter agreement correctly reflects our agreement on the matters discussion herein, please sign the enclosed copy of this letter and return it to us.

Very truly yours, CASA MUNRAS HOTEL PARTNERS, L.P., a California limited partnership
By:	Casa Munras GP, LLC,
a California limited liability company, its General Partner

By:	/s/ JOHN F. ROTHMAN
John F. Rothman
Managing Member

Accepted and Agreed
as of the date written above:
CASA MUNRAS HOTEL, LLC,
a Delaware limited liability company
By:   Larkspur Hotels, LLC,
a Delaware limited liability company,
its Sole Member
By:	Corte Madera Hotel Investors, LLC, a Delaware limited liability company, its Manager

By:	/s/ KARL K. HOAGLAND III
Karl K. Hoagland III
its Manager